Exhibit 10.9.1

GENERAL RELEASE OF CLAIMS

This General Release ("Release") is entered into as of this 7th day of January, 2019, by and between PDC Energy, Inc. (the "Company"), and Daniel W. Amidon, a former employee of the Company (the "Employee") (collectively, the "Parties").

WHEREAS, Employee and the Company are parties to an Employment Agreement (the "Agreement") dated April 19, 2010 (effective April 1, 2010), governing the terms and conditions applicable if Employee's employment is terminated for various reasons;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide Employee certain benefits and payments under the terms and conditions specified therein, provided that Employee has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, Employee's employment with the Company terminated effective upon the close of business on December 31, 2018; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Employee's employment with and termination from the Company and all other relationships between Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employment. Employee' s employment with the Company terminated on December 31, 2018 (the "Termination Date").

2.
Severance Benefits. Pursuant to the terms of the Agreement, and in consideration of Employee's release of claims and the other covenants and agreements contained herein and therein, and provided that Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the following severance benefits (the "Benefits") to Employee:

a.	the cash severance described in Section 7(d)(i) of the Agreement, which the Parties agree is equal to $2,379,000, to be paid at the time and in the manner provided in the Agreement;

b.	reimbursement of unpaid expenses in accordance with Section 7(d)(ii) of the Agreement;

c.
acceleration in full of all unvested shares of restricted stock and all unvested stock appreciation rights held by Employee immediately prior to the Termination Date in accordance with Section 7(d)(iii) of the Agreement. In addition, Employee's stock appreciation right grant agreements are hereby amended as set forth on Exhibit A to provide for a post-termination exercise period for all of Employee's outstanding SARs (including those that were previously vested prior to te1mination of employment) that extends through January 10, 2020.

d.
the payment, if any, that is otherwise earned under that certain 2016 Performance Share Agreement dated January 11, 2016 (the "2016 PSU Agreement") between Employee and the Company, which payment, if any, shall be determined and paid in accordance with the terms and conditions of the 2016 PSU Agreement. The Parties agree that all rights under all other outstanding Performance Share Agreements were forfeited in accordance with their terms on the Termination Date, and Employee has no right to receive any payment under or with respect to such other Performance Share Agreements;

e.	payment of an annual bonus in respect of the 2018 fiscal year in the amount of
$360,000, to be paid at the same time as the cash severance set forth in Section 2a., above;

f.
payment of $52,300, to be paid at the same time as the cash severance set forth in Section 2a., above, and in consideration for such payment Employee hereby agrees that his and his dependents' sole right to continued group health plan coverage shall be pursuant to COBRA, and that Employee shall have no separate contractual right to continued group health plan coverage pursuant to Section 7(d)(vi) of the Agreement;

g.	continued use of Employee's United Club Card through the expiration of its current pre-paid coverage period;

provided, however, that the Company's obligations will be excused if Employee breaches any of the provisions hereof or of the Agreement (including, without limitation, Sections 6, 7 and 9 thereof). Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would be obligated to provide, and that Employee otherwise would be entitled to receive.

3.
Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Employee (the "Effective Date").

4.	Effect of Revocation. Employee acknowledges and agrees that if Employee revokes this Release pursuant to Section 6 hereof, Employee will have no right to receive the Benefits.

5.
General Release. In consideration of the Company's obligations, Employee hereby releases, acquits and forever discharges Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being Employee's intention and the intention of the Company to make this release as broad and as general as the law permits. Employee understands that this Agreement does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of this Release.

6.
Review and Revocation Period. Employee acknowledges that the Company has advised Employee that Employee may consult with an attorney of Employee's own choosing (and at Employee's expense) prior to signing this Release and that Employee has been given at least twenty-one (21) days during which to consider the provisions of this Release, although Employee may sign and return it sooner. Employee further acknowledges that Employee has been advised by the Company that after executing this Release, Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. Employee acknowledges and agrees that if Employee wishes to revoke this Release, Employee must do so in writing, and that such revocation must be signed by Employee and received by John DeLawder, Senior Vice President of Human Resources & Corporate Administration, no later than 5:00 p.m. Mountain Time on the seventh (7th) day after Employee has executed this Release. Employee acknowledges and agrees that, in the event that Employee revokes this Release, Employee will have no right to receive any benefits hereunder, including the Benefits. Employee represents that Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.
Confidentiality, Non-Compete and Non-Solicitation. Employee reaffirms his commitments in Sections 6.a. and 6.d. of the Agreement. Employee is hereby released from his obligations under Section 6.c. of the Agreement, as such provision is deemed unnecessary to protect the Company's interests given Employee's limited land, technical geological and operational knowledge.

8.
Cooperation in Litigation. At the Company's reasonable request, Employee shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company and is now pending or may hereinafter be brought against the Released

Parties by any third party; provided, that, Employee's cooperation is essential to the Company's case. Employee's duty of cooperation will include, but not be limited to
(a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Employee's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Employee has knowledge. The Company shall reimburse Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to Employee per diem compensation in an amount equal to the daily prorated portion of the Employee's base salary immediately prior to the Termination Date. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.
Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between Employee and the Company and all other relationships between Employee and the Released Parties.

10.
Nondisparagement. Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee's business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company's directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.
Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.
Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.
Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts and each counterpart will be deemed to be an original but together all such counterparts will be deemed a single agreement.

15.
Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.	Reimbursement of Attorney Fees. The Company shall reimburse Employee for attorney fees incurred in the negotiation of this Release up to $8,500 promptly upon receipt of documentation of such fees.

17.	Directors and Officers Insurance Coverage.

(a)
General. The Company hereby covenants and agrees that, so long as the Employee shall be subject to any possible proceeding by reason of the fact that Employee was an agent of the Company or fiduciary of any Company benefit plan, the Company shall, subject to Section 17(b), below, use reasonable efforts to obtain and maintain in full force and effect directors' and officers' liability insurance and fiduciary liability insurance coverage (collectively "D&O Insurance") in reasonable amounts from established and reputable insurers, and Employee shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

(b)
Commercial Reasonableness. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit.

(c)
Change in Control. In the event of a Change in Control (as defined in the Company's 2018 Equity Incentive Plan) pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period of time following the effective date of the transaction or to purchase a D&O Insurance tail policy, Employee shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage available for any director or officer of the Company.

18.
Letter of Response. As soon as reasonable practicable following the Effective Date, Employee shall prepare and send to the Company a "Letter of Response" to be provided to any prospective party seeking a reference from the Company with respect to Employee. The Letter of Response shall be subject to approval of the Company, but such approval shall not be unreasonably withheld.

19.
Acceptance. Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to John DeLawder, Senior Vice President of Human Resources & Corporate Administration, no later than 5:00 p.m. Mountain Time twenty-one (21) days after the Employee's Termination Date.

EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EMPLOYEE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS
RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN
AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

PDC ENERGY, INC.    DANIEL W. AMIDON

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Exhibit A
STOCK APPRECIATION RIGHTS ("SAR") AMENDMENTS
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AMENDMENT TO STOCK APPRECIATION RIGHTS GRANT AGREEMENT DATED JANUARY 17, 2017
The following amendment is hereby made to the Stock Appreciation Rights Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated January 17, 2017, which documents the grant of certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.Subsection (a) of Section 6 of the Stock Appreciation Rights Grant Terms and Conditions is hereby amended by adding the following sentence to the end of such subsection:

(a)
. . . . . Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00 P.M. Mountain Time on January 10, 2020.

***********************************
AMENDMENT TO STOCK APPRECIATION RIGHTS GRANT AGREEMENT DATED JANUARY 11, 2016
The following amendment is hereby made to the Stock Appreciation Rights Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated January 11, 2016, which documents the grant of certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.Subsection (a) of Section 6 of the Stock Appreciation Rights Grant Terms and Conditions is hereby amended by adding the following sentence to the end of such subsection:

(a)    ..... Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.

***********************************
AMENDMENT TO STOCK APPRECIATION RIGHTS GRANT AGREEMENT DATED JANUARY 13, 2015
The following amendment is hereby made to the Stock Appreciation Rights Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated January 13, 2015, which documents the grant of certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.

A.Subsection (a) of Section 6 of the Stock Appreciation Rights Grant Terms and Conditions is hereby amended by adding the following sentence to the end of such subsection:

(a)    .....Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.
***********************************
AMENDMENT TO EXECUTIVE GRANT AGREEMENT DATED JANUARY 16, 2014
The following amendment is hereby made to the Executive Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated January 16, 2014, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.Subsection (a) of Section SR6 of the Stock Appreciation Rights Grant Terms and Conditions is hereby amended by adding the following sentence to the end of such subsection:

(a)    ..... Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.
**********************************
AMENDMENT TO GRANT AGREEMENT DATED JANUARY 16, 2013

The following amendment is hereby made to the Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated January 16, 2013, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.    There shall be a new paragraph "6" under the heading entitled "Stock Appreciation Rights" which shall read as follows:

6.    Notwithstanding the foregoing, as a result of your termination of employment o n December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.

************************************
AMENDMENT TO GRANT AGREEMENT DATED JANUARY 16, 2012

The following amendment is hereby made to the Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated January 16, 2012, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.    There shall be a new paragraph "6" under the heading entitled "Stock Appreciation Rights" which shall read as follows:

6.    Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.
**************************************
AMENDMENT TO GRANT AGREEMENT DATED MARCH 12, 2011
The following amendment is hereby made to the Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated March 12, 2011, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.    There shall be a new paragraph "6" under the heading entitled "Stock Appreciation Rights" which shall read as follows:
6.    Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.
**************************************
AMENDMENT TO GRANT OF STOCK APPRECIATION RIGHTS DATED APRIL 19, 2010
The following amendment is hereby made to the Grant Agreement between PDC Energy, Inc. and Daniel W. Amidon, dated April 19, 2010, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Amidon. The amendment shall be effective as of the "Effective Date" of the Release between Mr. Amidon and the Company.
A.    There shall be a new paragraph "f' of the agreement which shall read as follows:

6.    Notwithstanding the foregoing, as a result of your termination of employment on December 31, 2018, the vested portion of your SAR will remain outstanding until 5:00
P.M. Mountain Time on January 10, 2020.